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                                                                     EXHIBIT 4.4




                           WARRANT TO PURCHASE SHARES
                               OF COMMON STOCK OF

                         U.S. MEDICAL INSTRUMENTS, INC.

        1. NUMBER AND PRICE OF SHARES SUBJECT TO WARRANT. Subject to the terms and conditions herein set forth, Robert C. Siegel (the "Purchaser") or its assignee(s) in accordance with the terms hereof, is entitled to purchase from U.S. Medical Instruments, Inc., a California corporation (the "Company"), at any time until December 31, 1997, One Million Three Hundred Thousand (1,300,000) shares (which number of shares is subject to adjustment as described below) of fully paid and nonassessable shares of Common Stock ("Stock") of the Company upon surrender hereof at the principal office of the Company and, at the election of the holder hereof, upon either payment of the purchase price at said office by bank certified or cashier's check or by wire of immediately available funds. Subject to adjustment as hereinafter provided, the purchase price of one share of Stock (or such securities as may be substituted for one share of Stock pursuant to the provisions hereinafter set forth), referred to herein as the "Warrant Price", is $14.00.

        2. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES. The number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

                (a) ADJUSTMENT FOR DIVIDENDS IN STOCK OR OTHER SECURITIES OR PROPERTY. In case at any time or from time to time on or after the date hereof the holders of the Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed from the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (including cash) of the Company by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such dividend had it been the holder of record of such Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b) and (c) of this paragraph 2.

                (b) ADJUSTMENT FOR RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the Stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraphs (a) and (c); and in each such case, the terms of this paragraph 2 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.
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                (c) STOCK SPLITS AND REVERSE STOCK SPLITS. If at any time on or after the date hereof the Company shall subdivide its outstanding shares of Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby proportionately increased and the number of shares receivable upon exercise of Warrant shall thereby be proportionately decreased.

                (d) NOTICE OF ADJUSTMENT. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Warrant Price, the Company shall promptly notify the Purchaser of such event and of the number of shares of Stock or other securities or property thereafter purchasable upon exercise of the Warrant.

        3. NO FRACTIONAL SHARES. No fractional shares of Stock will be issued in connection with any subscription hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Stock on the date of exercise, as determined in good faith by the Company's Board of Directors.

        4. NO SHAREHOLDER RIGHTS. This Warrant shall not entitle its holder or any of the rights of a shareholder of the Company.

        5. RESERVATION OF STOCK. The Company covenants that during the period this Warrant is exercisable, the Company will reserve from its authorized and unissued Stock a sufficient number of shares to provide for the issuance of Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Stock upon the exercise of this Warrant.

        6. EXERCISE OF WARRANT. This Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant and the Notice of Exercise attached hereto as Exhibit A duly completed and executed on behalf of the holder hereof, at the principal office of the Company, accompanied by payment in full of the Warrant Price then in effect as described above. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The shares of Stock issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable. In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

                (a) NET ISSUE EXERCISE. Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant for cash, the Purchaser may elect to receive shares equal to the value (as determined below) of this Warrant or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with a properly endorsed notice of
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exercise and notice of such election in which event the Company shall issue to
Purchaser a number of shares of Stock computed using the following formula:

                                 X = Y(A-B)
                                     ------
                                        A

Where   X =     the number of shares of Stock to he issued to the Purchaser,

        Y = the number of shares of Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation),

        A = the fair market value of one share of the Company's Stock at the date of such calculation), and

        B =     the Warrant Price (as adjusted to the date of such calculation).

        For purposes of the above calculation, fair market value of one share of Stock shall be determined by the Company's Board of Directors in good faith; provided, however, that where there exists a public market for the Stock at the time of such exercise, fair market value shall mean the average over the preceding twenty (20) trading days (or such fewer number of days as such public market has existed) of the mean of the high closing bid and asked prices on the over-the- counter market as reported by NASDAQ, or if then traded on a national securities exchange or the NASDAQ National Market, the average over the preceding twenty (20) trading days (or such fewer number of days as the Stock has been so traded) of the mean of the high and low prices on the principal national securities exchange or the National Market on which it is so traded.

        7. TERM OF WARRANT. This Warrant expires and shall no longer be exercisable as of 11:59 p.m. Pacific Standard Time, December 31, 1997 and shall be void thereafter.

        8. CERTIFICATE OF ADJUSTMENT. Whenever the Warrant Price or number or type of securities unissuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

        9. TRANSFER OF WARRANT. This Warrant may be freely transferred or assigned by the Purchaser in whole or in part, subject to compliance with all federal and state securities laws by the transferor and the transferee.

        10. REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

        11. COMPLIANCE WITH SECURITIES LAWS. The Purchaser of this Warrant, by acceptance hereof, acknowledges that this Warrant and the shares of Common Stock to be issued upon exercise hereof are being acquired solely for the Purchaser's own account and not as a nominee for any other party and for investment and that the Purchaser will not offer sell or otherwise dispose of this Warrant or any shares of Common Stock to be issued upon exercise
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hereof except under circumstances that will not result in a violation of the
Securities Act of 1933, as amended (the "Act"), or any state securities laws. Upon exercise of this Warrant, the Purchaser shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Shares of Common Stock so purchased are being acquired solely for the Purchaser's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

        This warrant and all shares of Common Stock issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

                    THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR
                INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES AND ANY SECURITIES OR SHARES ISSUED HEREUNDER OF THEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OF SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIvE OFFICES OF THE COMPANY.
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        12. MISCELLANEOUS. This Warrant shall be governed by the laws of the
State of California. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only be an instrument in writing signed by the Company and the registered holder hereof. All notices and other communications from the Company to the holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

        ISSUED this 30th day of December, 1995

                                        U.S. MEDICAL INSTRUMENTS, INC.

                                        By: /s/ Matthew S. Mazur
                                            ------------------------------
                                            Matthew S. Mazur, Chairman